EXHIBIT 99.1

Shenandoah Telecommunications Company Announces Resignation of Chief Financial Officer Adele Skolits

EDINBURG, Va., Oct. 23, 2017 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel" or the "Company") (NASDAQ:SHEN) announced today that Vice President and Chief Financial Officer Adele Skolits has informed the company that she is resigning effective November 7, 2017.  Ms. Skolits has accepted the position of Chief Financial Officer of privately-held Buckeye Broadband in Toledo, Ohio.  Her move to Toledo gives her the opportunity to live closer to family members, and an expected grandchild, who also live in the Toledo area.

Current Chief Operating Officer Earle A. MacKenzie will delay his announced retirement to assume the responsibilities of Chief Financial Officer on an interim basis.  Mr. MacKenzie previously served as the Chief Financial Officer of the Company from 2003 until Ms. Skolits took over that role in 2007.  Mr. MacKenzie will continue his responsibilities with investor relations and business development for the Company.

"I want to thank Adele for her many contributions to Shentel’s growth and success during her ten-year tenure with the Company," said President and CEO Christopher E. French.  "Adele has held a key role overseeing the Company’s financial function and obtaining the financing critical to our organization’s growth in the past ten years.  We wish her the best in her future endeavors and applaud the importance she places on her family."

Ms. Skolits commented, "I thoroughly enjoyed my time at Shentel and am extremely proud of what Shentel has accomplished during my tenure here.  Shentel is as financially strong as it has ever been and is well positioned to continue its success into the future."

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

For further information, please contact Christopher E. French at 540-984-4141.

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
(203)972-9200
jnesbett@institutionalms.com